UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (earliest event reported):	June 30, 2006

TAUBMAN CENTERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Michigan	1-11530	38-2033632
(State of Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

200 East Long Lake Road, Suite 300,
Bloomfield Hills, Michigan	48303-0200
(Address of Principal Executive Office)	(Zip Code)

Registrant's Telephone Number, Including Area Code:	(248) 258-6800

None

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.      AMENDMENTS TO ARTICLES OF INCORPORATION OF BYLAWS; CHANGE IN FISCAL YEAR.

        On June 30, 2006, in connection with the Redemption described in Item 8.01 below, Taubman Centers, Inc. (the “Company”) amended its Restated Articles of Incorporation, as amended (the “Articles”), to delete Subsection 2(c)(viii) of the Articles, which set forth the preferences, rights and obligations of the Company’s Series I Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (the “Series I Preferred Stock”). The amendment to the Articles is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 8.01.      OTHER EVENTS.

        On June 30, 2006, the Company redeemed (the “Redemption”) all of the outstanding shares of Series I Preferred Stock for an aggregate redemption price of approximately $110.7 million, which includes accrued and unpaid dividends to the date of redemption. The Company used cash on hand to fund the redemption price.

        The Series I Preferred Stock was initially issued to Wachovia Investment Holdings, LLC on May 18, 2006 for an aggregate cash purchase price of $113 million. The redemption price is 97.2% of par, effectively setting off a substantial portion of the approximately $3.6 million in fees paid to Wachovia at the time of issuance, plus accrued and unpaid dividends to the redemption date. During the second quarter of 2006, the Company will recognize a charge of approximately $0.6 million, representing the difference between the carrying value, which includes original issuance costs, and the redemption price of the Series I Preferred Stock.

Item 9.01.      FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following Exhibits are filed with this report:

Exhibit 3.1	Description Amendment to the Company's Restated Articles of Incorporation, as amended, effective June 30, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2006	TAUBMAN CENTERS, INC.

By: /s/ Lisa A. Payne

Lisa A. Payne
Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

Exhibit 3.1	Description Amendment to the Company's Restated Articles of Incorporation, as amended, effective June 30, 2006.